Exhibit 99.5
FORM OF
NOMINEE HOLDER CERTIFICATION
     The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share, of Intelligent Systems Corporation (the “Company”) pursuant to the rights offering described and provided for in the Company’s Prospectus dated May ___, 2009 (the “Prospectus”), hereby certifies to the Company and to American Stock Transfer & Trust Company, as Subscription Agent for such rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of common stock pursuant to the Over-Subscription Privilege, the number of shares specified below pursuant to the Over-Subscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

		Number of Shares Subscribed	Number of Shares Subscribed
	Number of Shares Owned on	for Pursuant to Basic	for Pursuant to
	the Record Date	Subscription Privilege	Over-Subscription Privilege

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Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number
Participant Name:

By:

Name:
Title:

DTC Basic Subscription Confirmation Number(s)